EXHIBIT 10.60

[Graphic]

CONSENT TO ASSIGNMENT AND ASSUMPTION

Verizon Media Ventures Inc. (formerly, GTE Media Ventures Incorporated), a Delaware corporation (“Verizon”), for consideration received, effective on this the 17th day of December 2003 (“Effective Date”), does hereby assign all of the rights, privileges, and obligations that arise under or accrue from the Pole Attachment Agreement dated March 11, 1997 between it and Progress Energy Florida, Inc. (formerly, Florida Power Corporation) (“Progress”) (“Agreement”) to Knology Broadband of Florida, Inc., a Delaware corporation (“Knology”), with the exception that any and all presently outstanding monetary obligations, debts, and liabilities or other claims currently owed to Progress by Verizon remain in full force and effect against Verizon and that those presently outstanding monetary obligations, debts, and liabilities or other currently known claims are enforceable by Progress.

Knology does hereby assume and agree to perform or discharge and be bound by all of the obligations, liabilities, covenants, conditions and restrictions to be done, kept, performed or discharged by, or imposed upon Verizon under the Agreement. All presently outstanding monetary obligations, debts, and liabilities or other claims currently owed to Progress by Verizon under the Agreement shall continue to be in full force and effect and enforceable against Verizon.

Progress does hereby consent to the assignment to Knology by Verizon of all of Verizon’s rights, title and interest in and duties and obligations under the Agreement that arise under or accrue from the Agreement. By consenting to this assignment and assumption, Progress does hereby release Verizon upon and after the Effective Date of this Consent of all liabilities and obligations arising under the Agreement after the Effective Date of this Consent except that Progress is not and shall not be deemed to be releasing Verizon of any presently outstanding monetary obligations, debts, or liabilities or other currently known claims that have arisen under the Agreement prior to the Effective Date of this Consent to Assignment and Assumption, nor is it waiving any of its rights to pursue any and all outstanding claims against Verizon. Progress further confirms that the Agreement is validly existing and in full force and effect.

Consent to Assignment and Assumption

Progress Energy Florida, Inc.

This Consent to Assignment and Assumption shall be binding upon and shall inure to the benefit of the undersigned parties and their respective successors and assigns. This Consent to Assignment and Assumption may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Consent to Assignment and Assumption. Any electronic facsimile transmission of any signature of a party shall be deemed an original and shall bind such party.

Dated this 5 day of January, 2004.

PROGRESS ENERGY FLORIDA, INC. (FLORIDA POWER CORPORATION)

/s/ Helen Duncan	By:	/s/ Illegible

Attest	Title:	VP-DOS

Dated this          day of December, 2003.

VERIZON MEDIA VENTURES INC. (GTE MEDIA VENTURES INCORPORATED)

	By:	/s/ Illegible

Attest	Title:

Dated this 17th day of December, 2003.

KNOLOGY BROADBAND OF FLORIDA, INC.

/s/ Illegible	By:	/s/ Illegible

Attest	Title:	VP

Consent to Assignment and Assumption

Progress Energy Florida, Inc.

POLE ATTACHMENT AGREEMENT

THIS AGREEMENT between FLORIDA POWER CORPORATION A Florida corporation, with its principal office located at 3201-34th Street South, St. Petersburg, Florida, 33711, herein referred to as “FPC”, and GTE Media Ventures Incorporated, a corporation organized and existing under the laws of the State of Delaware, and duly authorized to transact business in the Stare of Florida and maintaining its principal office for the conduct of business in the State of Florida at 1280 East Cleveland Street, Clearwater, Florida 34615, herein referred to as the “Cable Company”;

WITNESSETH

WHEREAS, Cable Company proposes to erect, maintain and attach Communication Facilities to poles owned by FPC; and

WHEREAS, FPC, to the extent required by federal, state and local law, agrees to permit the attachment of such Communications Facilities to poles, in strict accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises aforesaid and the mutual covenants and agreements hereinafter set forth, the parties hereby mutually agree as follows:

ARTICLE 1 - SCOPE OF AGREEMENT

Section 1.0 Definitions

For the purpose of this Agreement, the following terms shall have the following meanings:

1.01	“Attachment” shall mean FPC authorized contact(s) on a pole to accommodate a single messenger strand (support wire) system, with or without communication cable(s) lashed to it .This includes service drops and multiple contacts where required for construction on this single messenger strand system. Any additional contact(s) required for a second messenger strand system will be considered as a second attachment. Multiple service drops attached to a single lift (drop) pole and positioned in close proximity to one another will be considered as one attachment. Any other appurtenance affixed to a pole not herein defined, with the exception of guy and ground wires, shall be considered as a separate attachment. Any existing Third party communication cable attachment to which Cable Company may overlash or otherwise attach shall be considered as a separate attachment from that of the existing third party.

1.02	“Cable Company and its Contractors” shall mean the Cable Company and any person, or entities who provide labor, services or materials in connection with the attachment and maintenance of Cable Company’s attachment to FPC’s poles, including, but not limited to, contractors, subcontractors, sub-subcontractors, materialmen, agents of any kind and respective officers, supervisors, agents and employees.

1.03	“Communication Facilities” shall mean all cables, support wires, bonding wire, grounds, guy wires, power supplies or other equipment of Cable Company which is attached to FPC’s poles in furtherance of Cable Company’s distribution service.

1.04	“Distribution Pole(s)” are defined as a wood, concrete, or metal pole on which is supported supply conductors of less than 50KV, included in FERC Account 364 “Distribution Plant Poles, Towers & Fixtures.” Normally this pole will have a length of less than 55 feet. This includes lift (drop) poles which normally support only service drops to the customer.

1.05	“FPC’s Poles” are defined as either Distribution Poles or Transmission Poles to which FPC has agreed to permit attachment pursuant to this Agreement

1.06	“NESC” shall mean the current edition of the “National Electrical Safety Code” as amended, including all retroactive provisions, if any.

1.07	“Transmission Pole(s)” are defined as a wood, concrete or metal pole on which is supported supply conductors energized above 50KV included in FERC Account 355, “Transmission Plant, Poles & Fixtures.” Normally, this will be a pole having & length of 55 feet or more.

Section 1.1 Effective Date

This Agreement shall not become effective and binding upon FPC until it is approved and executed by a Vice President of FPC and until a fully executed copy hereof is delivered to Cable Company.

Section 1.2 Term

This Agreement shall continue for a period of ten (10) years from the Effective Date unless earlier terminated by either party.

ARTICLE II - AUTHORITY TO ATTACH

Section 2.0 Authority to Attach

This Agreement shall be in effect in any area in Florida for which Cable Company holds a valid franchise or license from a local government as required by state and local laws, or as otherwise authorized by a local governmental authority to provide cable services to such areas in which FPC’s poles are located. Upon compliance with all relevant terms and provisions of said franchise or license and this Agreement, Cable Company is authorized to attach its communications facilities to FPCs Poles.

Section 2.1 Denial of Attachment

To the extent permitted under federal, state and local law, FPC reserves the right to deny attachment or order removal of existing attachments of communications facilities to any of FPC’s Poles including, but not limited to, poles which in the reasonable judgment of FPC (i) are required for the immediate or planned use of FPC, (ii) are not acceptable for attachment because of safety considerations and compatibility with existing or committed attachments of others within the available communication space on existing poles, (iii) have been installed primarily for the use of a third party, or (iv) attachments of communications facilities to the attachments of third parties presently attached to FPC’s without the permission of the third party to so attach.

Section 2.2 Unauthorized Attachments

Any unauthorized attachment to FPC poles shall constitute a trespass and be subject to removal. FPC will provide written notice to Cable Company allowing 30 days in which to remove or make suitable arrangements to permit the unauthorized attachments. If no arrangements have been made within the time allowed, FPC shall have the right to remove the unauthorized attachments at the sole cost and expense of Cable Company.

ARTICLE III - GUIDELINES FOR ATTACHMENTS

Section 3.01 Permitting of Attachment

Before making any initial or additional attachment of its facilities to any pole of FPC, Cable Company shall make application to FPC for a permit in the form of Exhibit A, attached hereto. No attachment shall be made by Cable Company prior to receipt from FPC of an approved permit, which will be processed in the time frame required by law. Service drops on lift poles may be permitted monthly on one “after the fact” permit. Additional attachments made during an emergency repair shall be reported as soon as practically possible. Cable Company shall ensure that each permitted attachment is made in accordance with the terms of this Agreement as well as the specific provisions, if any, contained in the permit. The failure of Cable Company to obtain such a permit prior to making an attachment shall constitute a trespass and a willful violation of this Agreement. Recurrent violations of this Section may result in termination of this Agreement.

Section 3.02 Permit Forms

Beginning with the commencement date of this Agreement, the submittal of Attachment Request (Exhibit A) and Removal Request (Exhibit B) forms shall be the exclusive procedure to be used by Cable Company in obtaining permits to attach or remove its facilities to/from FPC poles. These Exhibits will also adjust the inventory of attachments from which monthly billings will be generated. All Attachment Request and Attachment Removal forms must be submitted to:

Florida Power Corporation Distribution Facilities Utilization 2600 Lake Lucien Drive Suite 400 Maitland, FL 32751-7234

Section 3.03 Installation Standards

Cable Company’s communications facilities shall be erected and maintained in accordance with NESC and the current requirements of FPC, and as may be amended or revised. Existing facilities which comply with NESC requirements may be operated in place until rebuild, relocation, etc., provides opportunity to upgrade to current FPC requirements. Drawings 2-A-15, 16 and 2-C-10 through 13 and 2-C-20 through 41 and their amendments, are incorporated herein, and unless otherwise specified by FPC, describe minimum construction requirements under typical conditions.

Section 3.04 Pre-Attachment Inspections

FPC shall have the right, but not the obligation, to conduct a pre-attachment field inspection of all proposed attachment locations described in the permit application. FPC’s inspections shall not excuse Cable Company’s non-compliance with, or inspection obligation under, this Agreement. Cable Company shall reimburse FPC upon written demand for all costs of such inspection. Failure by FPC to assess or collect such costs at the time of such inspection shall not constitute a waiver of FPC’s right to assess or collect such costs.

Section 3. O5 Make-Ready Work

In the event that any of FPC’s Poles, to which Cable Company desires to make attachments, are inadequate to support Cable Company’s facilities, FPC will so notify Cable Company in writing, including a detailed description of the make-ready work necessary to permit such attachment. This may include, but is not limited to, the increased cost of larger poles, cost of removal and the expense of transferring FPC’s facilities, from the old to the new poles, together with the estimated cost of such make-ready work, to Cable Company, and any other specification with which the attachment must comply as a condition(s) for approval of the permit. Before FPC will proceed with any make-ready work, Cable Company shall provide written confirmation that it wishes FPC to proceed with such make-ready work. Such writing obligates Cable Company to reimburse FPC for the entire cost and expense of such make-ready work. Upon completion, FPC will provide Cable Company with written authorization to attach. Where Cable Company’s desired attachments can be accommodated on present poles of FPC by rearranging FPC’s facilities thereon, Cable Company shall pay FPC for the entire cost and expense of completing such rearrangement. Cable Company shall also make arrangements with the owners of other facilities attached to FPC’s Poles to reimburse any expense incurred by them in transferring or rearranging the other facilities. Such work shall be completed before Cable Company attaches its Communications Facilities to FPC’s Poles. Any additional support of poles, including, but not limited to, guying required to accommodate the attachments of Cable Company, shall be provided by and at the expense of Cable Company. Cable Company shall not set any poles under or in close proximity to FPC’s facilities which location would be in violation of NESC requirements. Cable Company may, however, request FPC to set such poles as Cable Company may desire, and FPC may accept such request unless such poles would unreasonably interfere with FPC’s or other owners’ use of their facilities. If such request is granted, Cable Company shall pay FPC for the entire cost of selling such poles.

Section 3.06 Updated Location Maps

It shall be the duty and responsibility of Cable Company to maintain accurate, up-to-date location maps and records of all its attachments on FPCs poles. FPC shall have the right to inspect, and upon request, obtain a copy of said location maps and records at any time during regular business hours with reasonable notice.

Section 3.07 Maintenance of Attachments

Cable Company shall, at its own expense make and maintain its attachments to FPC’s Poles in a safe and workmanlike manner in accordance with this Agreement, industry standards and all applicable codes and laws, including the NESC. Violations of FPC or NESC requirements which are discovered by FPC shall immediately be corrected by Cable Company at its expense. Failure by Cable Company to so maintain its attachments may result in termination of this Agreement pursuant to Article VII.

Section 3.08 Relocation of Attachments Due to Conflicts or Unreasonable Interference

Cable Company attachments shall not conflict with the primary use of FPC’s Poles by FPC, or by any other prior party using the poles, or unreasonably interfere with the operation of other pre-existing facilities thereon or which may from time to time be placed thereon. Cable Company shall within 30 days of written notice, and at its own expense, remove, relocate, replace, rebuild or renew its facilities placed on any poles, or transfer them to substituted poles, or perform any other work in connection with its facilities that may be required by FPC, the NESC or other applicable codes and laws. However, in case of any emergency, or nonresponse within above 30 day provision, FPC may, but shall not be obligated to, remove, relocate, replace rebuild or renew the facilities placed on poles by Cable Company, transfer them to substituted poles, or perform any other work in connection with said facilities that may be required for FPC’s maintenance, replacement, removal or relocation of said poles or the facilities thereon. Cable Company shall, on written demand, reimburse FPC for all reasonable expenses incurred by FPC pursuant to the provisions of this Section. Nothing in this Section shall be construed to relieve Cable Company from maintaining adequate work forces readily available to promptly repair, service and maintain Cable Company’s facilities as herein required.

Section 3.09 Pole Maintenance and Facilities Operation

FPC reserves to itself, its successors and assigns, the right to maintain its poles and to operate its facilities thereon in such manner as will enable it to fulfill its own electric service and maintenance requirements. FPC shall not be liable to Cable Company, and Cable Company hereby waives any claims for simple negligence which may cause damage to or interruptions of cable communications service or for interference with the operation of the cables and wires of Cable Company.

Section 3.10 Identification of Attachments

Cable Company shall identify all of its facilities on FPC poles by tagging, marking, etc., pursuant to FPC identification requirements, as amended.

Section 3.11 Voluntary Removal of Attachments

Cable Company may at any time remove its communication facilities, in whole or in part, from FPC’s Poles and it shall immediately give FPC written notice of such removal with the submission of Exhibit B attached hereto. No refund or proration of any prepaid attachment fee shall be given on account of such removal. Cable Company shall continue to be responsible for payment of the applicable attachment fee for previously permitted facilities until the end of the billing period during which notice of removal of said communications facilities is received by FPC.

Section 3.12 Governmental Challenge to Attachment

Upon notice from FPC to Cable Company that any governmental authority has objected to or disputed the right of Cable Company to use any of FPC’s Poles, or the method in which Cable Company exercises such right, the permit covering the use of such poles shall immediately terminate and the communications facilities of Cable Company shall be removed immediately from the specified poles unless, at FPC’s sole discretion, it receives FPC’s permission to maintain such attachments during the pendancy of formal proceedings.

ARTICLE IV - LOCAL GOVERNMENT FRANCHISES AND EASEMENTS

Section 4.1 Legal Right to Attach

By submission of a permit application, Cable Company affirmatively warrants and affirms to FPC that it has the legal right to operate in the area of the permit by having first obtained currently valid franchise and/or license agreements issued by any local government having jurisdiction over the area within which

FPC’s poles are located. Upon request, Cable Company shall make available to FPC copies of all applicable franchise and/or license agreements

Section 4.2 No Assignment of FPC’s Interests

It shall be the sole responsibility of Cable Company to obtain and maintain for itself such easements or licenses as may be appropriate for the placement and maintenance of its attachments to FPC’s Poles located on public or private property. Nothing in the Agreement shall constitute or create an assignment to Cable Company by FPC of any easement or license held by FPC or of any rights under any easement or license held by FPC. To the extent required by federal, state or local law, FPC agrees to provide reasonable assistance to Cable Company in identifying the owners of private property on which FPC’s Poles are located. Cable Company affirmatively warrants and represents to FPC that it has the legal right to attach and maintain its communications facilities on the property of all persons owning or claiming any interest in the property over which its facilities will be located pursuant to the terms of this Agreement and any permit issued hereunder.

ARTICLE V - FIELD INVENTORIES

Section 5.1 Field Inventories

In order to verify the number of attachments made by Cable Company to FPC’s Poles, FPC shall have the right to obtain a field inventory no more than once every five (5) years. Cable Company shall reimburse FPC, upon written demand, for the costs of any such inventory. This field inventory shall not operate to relieve Cable Company of any responsibility, obligation or liability under this Agreement.

Section 5.2 Cost of Field Inventories

Bills for field inventories conducted pursuant to this Article shall be payable within thirty (30) days after presentation. Non-payment shall constitute a default under this Agreement

Section 5.3 Field Inventory True–Up

If FPC obtains a field inventory of the facilities of Cable Company in accordance with Section 5.1 of this Agreement, and FPC finds that the total number of attachments is greater than the number reflected in current attachment permits, then upon completion of such inventory, FPC’s attachment record will be adjusted accordingly and subsequent billing will be based on the actual number of attachment. Retroactive billing will be prorated from the date of the previous field inventory or the effective date of this Agreement, whichever is more recent, based an the current attachment rare plus interest at the rate charged by the IRS for underpayment of Income Taxes. In no event will-retroactive billing be for a period of more than five (5) years. In addition, should the field inventory reveal that Cable Company has made attachments without a permit or without having paid the proper rental charge by correcting an invoice to reflect such additional attachments, Cable Company agrees to pay an unauthorized attachment charge of $25 for each unauthorized pole attachment in excess of ten (10) attachments, or two percent (2%) of the last verified reported total number of attachments, whichever is larger. The payment by Cable Company of the unauthorized attachment charge shall not serve to waive FPC’s right to terminate this Agreement under Article VII

ARTICLE VI - RENTAL AND PROCEDURE FOR PAYMENTS

Section 6.1 Rental Payments

Company shall pay to FPC annual attachment rental fees as follows:

(a) For a single attachment per distribution pole        $ 3.80

(b) For a single attachment per transmission pole     $ 12.19.

Rental fees and all applicable sales or use taxes shall be payable monthly in advance on the first day of each month during which this Agreement remains in effect. Such monthly payments shall be based upon the actual number of attachments which are being maintained or permitted as of the first day of each month multiplied by 1/12 of the annual rental fee. The payment hereunder shall include such prorated amount as may be due for use of FPC’s Poles for the period of time from the commencement date of this Agreement or the date a permit is issued by FPC until the next monthly billing date.

Section 6.2 Invoice Accuracy

Cable Company’s acceptance and payment of monthly invoices issued by FPC shall constitute Cable Company’s verification that the invoice is correct as to the number of actual attachments.

Section 6.3 Payment Due Date

All billings by FPC under this Agreement are due when rendered. Invoices outstanding after thirty days shall incur interest on such unpaid amount from the date such invoice is due until it is paid at the rate of 18% per annum or the maximum permitted by law.

Section 6.4 Deposit Requirement

Cable Company shall furnish a deposit in the form of cash, Irrevocable Letter of Credit or Payment Bond acceptable to FPC, to guarantee the payment of any sums which may become due to FPC for rentals, inspections, or make ready work performed for the benefit of Cable Company under this Agreement, including the removal of attachments upon termination of this Agreement by any of its provisions. The amount of deposit shall be as specified on the attached Schedule of Required Deposit. The Schedule of Required Deposit will be subject to revision by FPC from time to time to be consistent with changes in construction costs or rental attachment rates. FPC shall give Cable Company ninety (90) days notification prior to the effective date of any such schedule revision. Cash deposits will earn interest at the applicable

FPC tariff rate. Any Irrevocable Letter of Credit or Payment Bond furnished pursuant to this Section shall be in a form acceptable to FPC and shall be issued by an entity authorized to transact such business in and having an office located in the State of Florida.

Section 6.5 Revision of Rental Rate

FPC may revise the Attachment rental rates as set forth in Section 6.1 in accordance with federal, state or local laws, if applicable, by giving written notice to Cable Company of such revision not less than thirty (30) days prior to the effective date of any such revision. The anticipated effective date will be July 1 and rates will remain in effect through June 30 of the following year.

ARTICLE VII - TERMINATION

Section 7.1 Suspension of Rights for Default

If Cable Company shall fail to comply with the material provisions of this Agreement, or default in any of its material obligations under this Agreement, and such default or non-compliance shall continue for thirty (30) days after notice thereof in writing to the Cable Company from FPC to correct such default or non-compliance, all rights of Cable Company to apply for additional attachment permits shall be suspended. If such default shall continue for a period of sixty (60) days, FPC may, at its option, terminate this Agreement in whole or in part, or may revoke the permit to which such default or non-compliance is directed. In case of such termination, Cable Company’s obligations hereunder shall survive and no refund of prepaid rentals shall be made.

Section 7.2 Processing of Permits during Suspension

During any period of suspension of Cable Company’s rights pursuant to Section 7.1 above, FPC will not process or approve any application for a permit for additional attachments until Cable Company has corrected such underlying default or non-compliance.

Section 7.3 Termination

Cable Company may terminate this Agreement by giving to FPC at least ninety (90) days written notice. FPC may terminate this Agreement as described in Section 7.1. Upon termination of this Agreement by Cable Company. Cable Company shall commence, within 30 days, the removal of its communications facilities from FPC’s Poles. Completion will be wiihin 120 days or at a minimum rate of 5,000 attachments per month. If not so removed, FPC shall have the right to remove them at the sole cost and expense of Cable Company and without any liability to Cable Company. FPC shall have mechanics and possessary liens upon any equipment of Cable Company so removed sufficient to cover the cost of removal, transport and storage, and any other amounts then due to FPC under this Agreement not covered by deposit per Section 6.4 of this Agreement, including the costs of enforcement of this Agreement and reasonable attorneys fees. All such equipment shall be released by FPC to Cable Company at the site where it is being stored upon the payment by Cable Company to FPC of all amounts owed to FPC hereunder.

ARTICLE VIII - INDEMNIFICATION, LIABILITY AND INSURANCE

Section 8.1 Indemnification

Cable Company and its Contractors, jointly and severally, shall assure that Cable Company’s facilities are and remain in full compliance with this Agreement. Cable Company and its Contractors shall defend and bold FPC harmless against and indemnify FPC for any and all accidents damages, claims, causes of action of whatsoever kind or nature for injury or death to any person (including indemnitee’ employees) and for damage to or destruction of property (including indemnities’ property), costs and attorney’ fees, including attorneys’ fees in connection with any appellate proceedings, resulting wholly, or in part, from any and all negligent acts or omissions of Cable Company or its Contractors, or their subcontractors or materialmen or any other person or entity (excepting FPC) employed in connection with the performance of the work and maintenance required by this Agreement, regardless of whether or not such, claim, damage, loss or expense is caused in part by FPC or any other party indemnified hereunder. Provided, however, that Cable Company and its Contractors shall not be obligated to indemnify FPC from any such claims, liabilities, obligations, damages or causes of action which are the result of the sole negligence of FPC arising within the scope of or in carrying out this Agreement. The individual liability of Cable Company and its Contractors under this indemnity provision, to the extend that it indemnifies FPC against FPC’s negligent acts or omissions shall be limited to the greater of the sum of $5,000,000 or the indemnitee’s specific policy limits, including excess and umbrella coverages. Cable Company and its Contractors acknowledge that the project specifications include the provisions of this section and that there has been full compliance with the provisions of Section 725.06, Florida Statutes. To assure that Cable Company and its Contractor comply with and perform all of the construction, safety, inspection and maintenance obligations contained in this Agreement for the benefit of FPC, Cable Company and its Contractors shall by specific reference incorporate such requirements into all construction, inspection and maintenance contracts relating to Cable Company’s facilites and FPC’s Poles. If any member of the public or of the Cable Company and its Contractors is injured or killed; or if any property including FPC’s or the public’s is damaged in the course of work being performed under the proper of the Agreement, Cable Company shall notify FPCs Claims, Department at (813) 866-4372. Such notification shall be made immediately upon knowledge of such an event, either in person or by telephone and promptly confirmed in writing within 24 hours and shall include all pertinent data, including, but not limited to, name of injured.

ARTICLE IX - DANGER! NOTICE TO CABLE COMPANY AND ITS CONTRACTORS

Section 9.1 Electricity is a Natural Hazard

Cable Company and its Contractors are hereby advised that the generation, transmission and/or distribution of electrical energy involves the handling of a natural force which, when uncontrolled, is inherently hazardous to life and property. Cable Company and its Contractors are further hereby advised that, due to the nature of the work of attaching its facilities to FPC’s Poles hereunder, other hazardous or dangerous conditions (not necessarily related to the inherent danger of electricity) may also be involved in the work. Accordingly, prior to the commencement of the attachment of any Cable Company facilities to FPC’s Poles, Cable Company and its Contractors shall inspect the work area on or near FPC’s Poles specifically to ascertain the actual and potential existence and extent of any hazardous or dangerous conditions. It shall be the sole and exclusive duty of the Cable Company and its Contractors to instruct its supervisors and employees, with respect to any such conditions and the safety measures to be taken in connection therewith; and during the course of the work, Cable Company and its Contractors shall take all such measures as may be deemed necessary or prudent to protect and safeguard the person and property of their employees and of the general public against all hazardous or dangerous conditions as the same may arise.

Section 9.2 Precautions before Commencing Work

Cable Company and its Contractors shall, before climbing poles or structures, exercise their best efforts to make certain that the poles or structures are strong enough to safely sustain workmen’s weight in the performance of the required work on the poles or structures. Cable Company and its Contractors shall have the affirmative duty to identify and comply with pole marking or badging procedures undertaken by FPC (or its contractors) is the ordinary course of business, which procedures may indicate a hazardous pole condition prohibiting any work on such poles. All work designated in any Application and Permit under this Agreement to be performed near energized electrical conductors shall be performed under the conditions and at the place as stated, but only with the specific understanding that if Cable Company and its Contractors in their sole discretion regard the location where such work is to be performed, or where such work is being performed, as an unsafe place to work, Cable Company and its Contractors shall immediately cease and desist from performing all work in such hazardous area. Cable Company shall then request, in writing, that FPC make such change or changes as may be necessary or desirable to render the place of performance at the job site a safe place to work for Cable Company and its Contractors before Cable Company and its Contractors are permitted, to proceed with any work.

ARTICLE X - OWNERSHIP AND ASSIGNMENT

Section 10.1 Assignment

This Agreement shall not be assigned without the written permission of FPC, which shall not be unreasonably withheld. A new Exhibit C containing a current attachment count will be required at such time.

Section 10.2 No Ownership Right Created

No use of FPC’s Poles under this Agreement shall create or vest in Cable Company any ownership or property rights in FPC’s Poles or any ownership, property or other right to use FPC’s Poles except in accordance with the terms and conditions of this Agreement Cable Company’s rights herein shall be and remain limited to attaching its communication facilities to FPC’s Poles in strict accordance with the terms and conditions of this Agreement. Nothing herein contained shall be construed to compel FPC to maintain in operation any of FPC’s Poles as a result of a change in FPC’s own service requirements,

ARTICLE XI - BONDING TO ELECTRIC COMPANY GROUND

Section 11.1 Definitions

For Section 11.1 to 11.5, inclusive, the following terms when used herein shall have the following meaning:

11.1.1 “Vertical ground wire” shall mean a wire conductor of FPC attached vertically to the pole and extended from FPC’s multi-grounded neutral (defined below) through Cable Company’s space to the base of the pole where it may be either _____ wrapped on the pole or attached to a grounded electrode.

11.1.2 “Multi-grounded neutral” shall mean an FPC conductor located in FPC’s space which is bonded to all FPC’s “vertical ground wires”.

11.1.3 “Bonding Wire” shall mean a number 6 AWG copper wire conductor connecting equipment of Cable Company and FPC to the “vertical ground wire”

Section 11.2 Installation of Bonding Wire

At the time Cable Company support wire and communication cable are installed, Cable Company shall install a “bonding wire” on every pole where a “vertical ground wire” exists, in accordance with NESC. Any piece of Cable Company equipment attached to FPC’s Pole which does not have a “vertical ground wire” shall be bonded to Cable Company cable support wire and properly grounded.

Section 11.3 Absolute Grounding Requirement

Under no condition may FPC’s vertical ground wire be broken, cut disconnected severed, removed, unbonded or damaged. If FPC’s Vertical Ground Wire is broken, cut, disconnected, severed, removed, unbonded or damaged, no work shall be allowed on FPC’s Poles until FPC’s is notified, in writing, and the condition is corrected. Cable Company and its Contractors shall assure that Cable Company’s facilities constantly remain properly grounded, either to FPC’s vertical ground wire or through the use of jumper cables or temporary grounds until such permanent ground is affixed.

Section 11.4 Additional Bonding Precautions

FPC’s reserves the right, but is not obligated to, install, at Cable Company’s expense, a “bonding wire” to any piece of Cable Company equipment where, in the opinion of FPC, a safety hazard exists or may exist in the future.

Section 11.5 Cable Company’s Duty to Warn

To shall be the responsibility of Cable Company and its Contractors to warn and instruct its personnel working on FPC’s Poles of the requirement of bonding its wires to FPC’s Vertical Ground Wire and the dangers associated with ungrounded and unbonded facilities and to furnish adequate protective equipment to protect its personnel from bodily harm during work on its communications facilities. FPC assumes no responsibility for warning, instructing, for furnishing equipment to, or for the training or job qualifications of Cable Company and its Contractors or their personnel, including supervisors or employees working on FPC’s Poles.

ARTICLE XII - MISCELLANEOUS PROVISIONS

Section 12.1 Court Jurisdiction

Unless otherwise provided by law any and all litigation between the parties hereto arising out of this Agreement shall be instituted and maintained in the Sixth Judicial Circuit Court in Pinellas County, Florida. Any cause of action arising by virtue of the laws of the United States shall be instituted in the United States District Court for the Middle District of Florida, Tampa Division.

Section 12.2 Governing Law.

This Agreement and the rights and obligations of the parties to this Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any principles of conflicts of laws where the giving of effect to any such principles would result in the laws of any other state or jurisdiction being applied to this Agreement.

Section 12.3 Headings.

It is the parties understanding that the headings contained in this Agreement are for convenience only and not for purposes of interpreting this Agreement.

Section 12.4 Changes to Agreement

FPC may make alterations or additions to the form or content of the Exhibits and Attachments to this Agreement as is necessary to effectively maintain its systems.

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Section 12.5 Existing Attachments

In the event that this Agreement is applicable to cable television attachments previously made to FPC’s poles by Cable Company or its predecessors and said existing attachments will continue to be used by Cable Company in its operations, Cable Company shall furnish to FPC a Certificate of Existing Cable Cable Attachments on FPC’s Poles on the form attached hereto as Exhibit C.

Section 12.6 Prior Agreements Superceeded

This Agreement shall supersede and terminate any existing attachment agreement between the parties, including. but not limited to that certain agreement(s) between the parties as shown on the Schedule of Superseded Agreements attached hereto. By entering into this Agreement, it is expressly understood and agreed that neither party shall be deemed to have waived or terminated any rights or remedies which have accrued under any superseded agreement prior to the commencement date of this Agreement.

Section 12.7 Rights of Other Parties

Nothing herein contained shall be construed to confer on Cable Company an exclusive right to make attachments to FPCs Poles or confer any rights to any third party not specifically identified herein by name.

Section 12-8 Non-Waiver

Failure to enforce or insist upon compliance with any of the terms or conditions of this Agreement shall act constitute a general waiver or relinquishment of any such terms or conditions, but the same shall be and remain at all times in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed, by their respective officers thereunto duly authorized on the dates indicated below.

FLORIDA POWER CORPORATION	GTE Media Ventures Incorporated

By	/s/ Illegible	By	/s/ W. D. Wilson

W.D. Wilson
Title	VICE PRESIDENT, ENERGY DISTRIBUTION	Title	President
Date	3-11-97	Date

/s/ Illegible	/s/ Illegible

Witness	Witness

/s/ Illegible	/s/ Illegible

Witness	Witness

SCHEDULE OF REQUIRED DEPOSIT

Number of Attachments	Amount of Deposit
0 - 500	$3,000
501 - 1,000	6,000
1,001 - 2,000	12,000
2,001 - 3,000	18,000
3,001 - 4,000	24,000
4,001 - 5,000	30,000
5,001- 6,000	36,000
6,001 - 7,000	42.000
7,001 - 8,000	48,000
8,001 - 9,000	54,000
over 9,000	60,000

SCHEDULE OF SUPERSEDED AGREEMENTS

FPC Permit No.
( )	New
( )	Rebuild
( )	Orerlash

Exhibit A

ATTACHMENT REQUEST

Company Name:

FPC Operating Center/Div (Area of Attachments):

In accordance with the terms and conditions of the existing Attachment Agreement, application is made for a permit to attach facilities to FPC’s poles as indicated below and on construction drawing(s) attached. Applicant represents it has secured all necessary permits under its franchise and easements or licenses from owners of private property.

FPC Pole No.	Pole Location or Arbitrary Pole Number	Existing Attachment Height Information								NEW Attmt Ht
		Power Facilities				CATV		Phone
		Neut/ Cable	Xfmer	St. Light	Risr/ SrvDp	Co. A	Co. B	Main Line	Serv Drop

Cable to be installed: ( ) Coaxial ( ) Fiber Optic Cable Size:              Messenger size:

*Existing Cable ( ) Coaxial ( ) Fiber Optic Cable Size:              Messenger size:

Attachments requested:              Distribution Poles:              Transmission Poles

Submitted by:	Date:	FPC Dept. Approval:	Date:

Name:		Trans. Eng.:

Address:		Dist. Eng.:

______________________________________________		Dist. Facility Util:

Phone No:		Post Insp. Comp:

*	Required when permitting additoanl circuits or overlasting new cable to existing cable.

FPC Permit No

Exhibit B

REMOVAL REQUEST

COMPANY NAME:

FPC OPERATING CENTER/DIV (Area of Attachments )

In accordance with the terms and conditions of the existing Attachment Agreement, remove from your records the following attachment(s) from the poles listed below:

Description of Removals

FPC Pole No.	Location of Pole or Arbitrary Pole Number

Applicant represents that it has removed all facilities previously attached to the above referenced poles.

        Attachments Removed:                                                   Dist. Poles;                                               Trans. Poles

Submitted by:                                                               Date:              FPC Dept. Approval:                                                               Date:

Name:	Post Insp. Comp.:
Address:	Dist. Facilities Util.:
___________________________________________________	Notification to Trans. Eng.:
Phone No:

Exhibit C

ATTACHMENT AGREEMENT

FLORIDA POWER CORPORATION

CERTIFICATE OF EXISTING CABLE TELEVISION ATTACHMENTS ON FPC POLES

FPC OPERATING AREAS

The undersigned officer of                                                                                                                                                                 (Cable Company) does hereby certify as follows:

1.	As of the date of this Certificate, Cable Company owns and/ or operates a cable television communication system and acknowledges TOTAL attachments on FPC DISTRIBUTION poles. (See Section 2.1 for definition of attachment),

2.	As of the date of this Certificate, Cable Company owns and/or operates a cable television communication system and acknowledges TOTAL attachments on FPC TRANSMISSION poles. (See Section 2.1 for definition of attachment).

3.	The count of attachments in paragraphs 1 and 2 above is based upon, current maps and records in the possession of Cable Company and verified as accurate and current to the best of my knowledge.

By:

Date of Certificate

Title

Date